EXHIBIT 99

News Release

FOR RELEASE –– FEBRUARY 4, 2009

Dr. Mark Wrighton named to Corning board

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) has announced that Dr.
Mark Stephen Wrighton, chancellor of Washington University in St. Louis, today was appointed to the company’s board of directors.

The Corning board also determined that he qualifies as an independent director. He will serve on the Corning board effective immediately, and will be a member of the board’s audit and corporate relations committees.

Dr. Wrighton will hold office until Corning’s annual meeting of shareholders on April 30, 2009, when it is expected that he will be nominated to serve a three-year term. His appointment brings the number of Corning directors to 14. The size of the board has ranged from 13 to 18 directors since 1990.

Dr. Wrighton, 59, brings broad knowledge of scientific research and collaborative learning environments to the Corning board. He was elected chancellor of Washington University in St. Louis in 1995, and serves as its chief executive officer. In the years following his appointment, the university has made significant progress in student quality, campus improvements, resource development, curriculum, and international reputation. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, eventually becoming head of the chemistry department and university provost. He is the author or co-author of more than 300 articles in professional and scholarly journals, and he holds 14 patents. His research interests span a wide range of areas, with particular emphasis on the principles underlying the conversion of solar energy into chemical fuels and electricity.

Dr. Wrighton served as a presidential appointee to the National Science Board from 2000 to 2006, and chaired the board’s audit and oversight committee during that time. Wrighton also is a past chair of the Association of American Universities, The Business Higher Education Forum, and the Consortium on Financing Higher Education, and continues as a member of these organizations. He also serves as a director of Cabot Corporation, a chemical manufacturer, and Brooks Automation, Inc., a manufacturer of equipment for the semiconductor industry.

He graduated from Florida State University with a bachelor’s degree in chemistry, and a doctorate from the California Institute of Technology, where he was an award-winning researcher.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com